CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              GRILL CONCEPTS, INC.

                           ---------------------------

     GRILL CONCEPTS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted summarizing a proposed amendment to the Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the Stockholders of said Corporation for consideration thereof. The resolutions summarizing the proposed amendment are as follows:

     RESOLVED, that (1) a 1-for-4 reverse split of the Corporation's common stock be carried out to be effective no later than 60 calendar days following a hearing before Nasdaq at which a reverse split is proposed to remedy the failure to satisfy Nasdaqs minimum bid price requirement with the actual record date and payment date to be fixed by the Corporation's President and Chief Executive Officer, Robert Spivak, (2) Securities Transfer Corp., the Corporation's transfer agent, be appointed Exchange Agent to carry out the reverse stock split, and (3) the officers of the Corporation are hereby authorized and directed to take such actions as they may deem appropriate to effect the reverse stock split.

     SECOND: That, in accordance with the resolution set forth in ONE above, paragraph FOURTH of the Corporation's Restated Certificate of Incorporation, as amended, be amended to give effect to a 1-for-4 reverse split of the Corporation's common stock and to read in full as follows:

     "Fourth: The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is eight million five hundred thousand(8,500,000) shares, consisting of (a) one million (1,000,000) shares of preferred stock, par value $.001 per share (hereinafter referred to as "Preferred Stock"); and (b) seven million five hundred thousand(7,500,000) shares of common stock, par value $.00004 per share (hereinafter referred to as "Common Stock")."

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     THIRD:  That thereafter,  pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FIFTH: This amendment shall become effective on August 9, 1999.

     IN WITNESS  WHEREOF,  said  Corporation  has caused this  certificate to be
signed  by  its   President   and  attested  by  its   Secretary   this  day  of
              , 1999.
--------------

                                        GRILL CONCEPTS, INC.


                                        By:
                                           -------------------------------
                                           Robert Spivak, President


ATTEST:


By:
   --------------------------------
   Michael Weinstock,
   Secretary


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